Exhibit 10.3

FTI Consulting
Phillips Point West Tower, Suite 1500
777 South Flagler Drive
West Palm Beach, FL 33401
main 561.515.1900

Personal and Confidential

www.fticonsulting.com

March 23, 2010

Mr. Eric B. Miller

4325 Wickford Road

Baltimore, MD 21210

Dear Eric:

We are delighted to extend to you the following amended offer for employment at FTI Consulting, Inc. (the “Company”). The terms of your employment will be as follows:

Position - Executive Vice President, General Counsel and Chief Ethics Officer.

Base Salary - $750,000 per year as of April 1, 2010.

Bonus Opportunity - You will participate in the Section 162(m) bonus program for senior executive officers, with bonus opportunities set annually upon achievement of corporate and individual goals. You will also participate in other bonus programs offered generally to senior executives.

Restricted Stock - A grant of 10,000 shares of common stock on the date you sign and return this amended offer of employment, vesting ratably over three years. Other terms and conditions of the restricted stock awards will be substantially similar to those granted to the Company’s other senior executive officers.

Severance Protection - In the event that you are terminated without Cause or terminate your employment for Good Reason, you will be entitled to a cash payment of (i) your then current base salary plus (ii) $700,0000 (the “Severance Payment”). For this purpose, Cause, Good Reason and Change in Control are defined as provided in the Company’s employment agreements with its Chief Executive Officer, except that Change in Control shall not constitute Good Reason, and except to the extent Good Reason is modified by the “Location” provision set forth below. In addition, in the event you become entitled to receive the Severance Payment or there is a Change in Control, at that time all of the grants of equity described in this agreement shall vest immediately to the extent such grants of equity have not otherwise fully vested.

Benefits - You will be eligible for standard employee benefits.

Location - Baltimore, MD. In the event you are required to move to any location outside the Baltimore-Washington, D.C. metro area, you will be entitled to terminate your employment for Good Reason.

Employment at Will- You will be an employee-at-will.

Mr. Eric B. Miller

March 23, 2010

We are very enthusiastic about your continued employment. In the position of Executive Vice President, General Counsel and Chief Ethics Officer, you will report directly to Jack Dunn (CEO), and will have a seat on the Executive Committee, and will be responsible for oversight of our legal activities.

Yours truly,

/S/ JACK B. DUNN, IV
Jack Dunn

Accepted and Agreed:

/S/ ERIC B. MILLER	3/23/10
Eric B. Miller	Date